MANAGEMENT SERVICES AGREEMENT

         THIS MANAGEMENT SERVICES AGREEMENT ("Agreement") entered into as of February 24, 1998, between PA HRM and Oxford.

                                    RECITALS
         WHEREAS, Oxford is a health maintenance organization ("HMO") duly licensed by the Commonwealth of Pennsylvania pursuant to the Health Maintenance Organization Act to operate an HMO and to offer certain health insurance products to covered members in a mandatory medical assistance managed care program called the "HealthChoices Program" for Medical Assistance recipients in the Oxford Service Area.

         WHEREAS, Oxford is charged with specific oversight responsibilities in areas including, but not limited to, provider credentialing, utilization management, quality assurance, member services, and other administrative responsibilities as an HMO under Pennsylvania Department of Insurance regulations;

         WHEREAS, as an HMO, Oxford arranges for certain medical services to Covered Members who reside in and around the Oxford Service Area through physician clinics, independent physicians, physician group practices, hospitals and other ancillary providers, and assumes certain risk and financial liabilities for providing such services to Covered Members;

         WHEREAS, PA HRM provides management services related to the administration of health benefit plans and the management of health care delivery including, but not limited to, total medical cost risk assumption, claim administration, utilization management, and other related administrative services;

         WHEREAS, Oxford desires to engage PA HRM to provide certain claims administration, utilization management, quality assurance, network management, member services, and other related health care cost management services with respect to Covered Members, and to assume and share certain medical claim cost risk and financial liabilities in the Oxford Service Area; and

         WHEREAS, PA HRM is willing to accept such engagement in accordance with the terms and conditions set forth below, and the requisite approval of the Pennsylvania regulatory authorities.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                              TERMS AND CONDITIONS

1        INCORPORATION OF HEALTHCHOICES PHYSICAL HEALTH AGREEMENT

         1.1 Operative Documents. The HealthChoices Physical Health Agreement between the Commonwealth of Pennsylvania and Oxford Health Plans (PA), Inc., dated January ___, 1997, including any amendments (the "HCPH Agreement") is specifically incorporated herein and is made a part of this Agreement. With regard to the governance of such documents, it is hereby acknowledged and agreed by the parties hereto that:

         1.1(a) In the event that any of the terms of this Agreement conflict with, are inconsistent with, or are in addition to, the terms of the HCPH Agreement, the terms of this Agreement shall be construed in such a manner as to allow this Agreement and the HCPH Agreement to be read together and to be enforceable as executed.


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2        DEFINITIONS

         The following terms shall have the meanings indicated:

         2.0 "Affiliate" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or association, or other similar organization (hereinafter "Person"), controlling, controlled by or under common control with PA HRM or Oxford or their parent(s), whether such common control be direct or indirect. Without limitation, all officers or Persons, holding five percent (5%) or more of the outstanding ownership interests of PA HRM or Oxford or their parent(s), directors and subsidiaries of PA HRM or Oxford or parent(s) shall be deemed to be affiliates for purposes of this Agreement. For purposes of this definition, "control" means the possession, directly or indirectly, of the power (whether or not exercised) to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, other ownership interests, or by contract or otherwise, including, but not limited to, the power to elect a majority of the directors of a corporation or trustees of a trust, as the case may be.

         2.1 "Applicable Law(s)" means any statute, law, ordinance, regulation, order, rule, judgment, decree, injunction, or ruling of any federal, state, local or other governmental agency, body or court, or of any other type of regulatory body that is applicable to the obligations or duties of a party under this Agreement.

         2.2 "Authorization(s)" is the means by which an Oxford Primary Care Physician refers Covered Members to Oxford Par Providers, including, but not limited to, Specialist Physicians, hospitals, and other ancillary providers for Covered Services.

         2.3 "Best Efforts" means an undertaking by a party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result by action or expenditure not disproportionate in the circumstances, which means, among other things, that such party shall not be required to: (i) expend substantial funds other than for payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives, or agents of such party, and regulatory, license, or other similar fees and proper taxes in connection with the performance or satisfaction of such obligation or duty or other action; or (ii) institute litigation or arbitration as a part of its Best Efforts.

         2.4 "Coverage Certificate(s)" means any of the coverage certificates, benefit plan descriptions, or other similar documents issued by Oxford in connection with the HC Program.

         2.5 "Covered Member" means any person who is properly enrolled with Oxford or who is otherwise entitled to receive Covered Services under a Coverage Certificate.

         2.6 "Covered Service(s)" means the Medically Necessary hospital, physician, and ancillary services and other benefits such as preventive services to which Covered Members are entitled under the Coverage Certificates.

         2.7 "Credentialing and Credentialing Criteria" means both the process by which Provider credentials and qualifications are reviewed by Oxford, or its designee, including recredentialing, and the specific credentialing standards and guidelines established by Oxford from time-to-time and generally applicable to Oxford Par Providers.

         2.8 "Effective Date" means the later of the date which falls [six (6) weeks after the first] Monday following the execution of this Agreement, or April 1, 1998.

         2.9      "DOH" means the Pennsylvania Department of Health.

         2.10     "DOI" means the Pennsylvania Department of Insurance.

         2.11     "DPW" means the Pennsylvania Department of Public Welfare.

         2.12 "HC Program" means the HealthChoices Program implemented by Oxford for Medical Assistance recipients in the Oxford Service Area.

         2.13 "Oxford Non Par Provider" means a hospital, physician or ancillary provider who or which does not have an agreement with Oxford pertaining to payment for Covered Services rendered to a Covered Member.

         2.14 "Oxford Par Provider" means an approved hospital, physician or ancillary provider who or which has an agreement with Oxford pertaining to payment for Covered Services rendered to a Covered Member.

         2.15 "Oxford Par Provider Agreement" means a contract between an Oxford Par Provider and Oxford pursuant to which the Provider provides Covered Services to Covered Members.

         2.16 "Oxford Plan(s)" mean those health benefit plans offered or administered by Oxford under the HC Program from time to time during the term of this Agreement.

         2.17 "Oxford Service Area" means the service area in which Oxford is licensed by the Commonwealth of Pennsylvania to offer and administer Oxford
Plans. As of the Effective Date, the Oxford Service Area consists of the following Pennsylvania counties: Bucks, Chester, Delaware, Montgomery and Philadelphia.

         2.18 "Oxford Member" means a Covered Member who has selected an Oxford Par Provider as his or her Primary Care Physician.

         2.19 "Oxford Network" means the network of Oxford Par Providers established heretofore.

         2.21     "HCFA" means the Health Care Financing Administration.

         2.22 "HEDIS", means the current Health Plan Data Information Set as published by NCQA, as amended from time to time.

         2.23 "Medical Director" means a licensed physician appointed by Oxford as its Medical Director and, where designated by Oxford or the Medical Director, an Associate Medical Director or Assistant Medical Director.

         2.24 "Medically Necessary" or "Medical Necessity" means with respect to health care services and supplies, those services or supplies provided by a hospital, skilled nursing facility, physician, or other ancillary provider, that are required to identify or treat a Covered Member's illness or injury, and which are generally consistent with standards used by the Medical Director or utilization review committee of Oxford and which are:

         2.24(a) Appropriate for the symptoms and diagnosis or treatment of the Covered Member's condition, illness, disease, or injury; and

         2.24(b) Provided for the diagnosis, or the direct care and treatment of the Covered Member's condition, illness, disease or injury; and

         2.24(c) In accordance with current standards of medical practice as recognized and accepted by the medical community; and

         2.24(d) Not primarily for the convenience of the Covered Member, or the Covered Member's provider; and

         2.24(e) The most appropriate source or level of service that can be safely provided to the Covered Member. When applied to hospitalization, this further means that the Covered Member requires acute care as a bed patient due to the nature of the services rendered or the Covered Member's condition, and the Covered Member cannot receive safe or adequate care as an outpatient.

In the event that the Oxford Plans are changed generally to include a definition of Medically Necessary different from this definition, this definition shall be deemed to have been automatically modified to be such definition of Medical Necessity so included in such Oxford Plans; provided that any such change shall be subject to Section 5.1 below.

         2.25     "NCQA" means the National Committee on Quality Assurance.

         2.26  "Oxford"  means OXFORD  HEALTH PLANS (PA),  INC., a  Pennsylvania business corporation having offices at 601 Walnut Street, Suite 900, Independence Square West, Philadelphia, Pennsylvania, and its parent corporation, OXFORD HEALTH PLANS, INC., a Delaware business corporation having offices at 800 Connecticut Avenue, Norwalk, Connecticut, 06854, and any other affiliates.

         2.27 "PA HRM" means PENNSYLVANIA HRM, INC., a Pennsylvania business corporation having offices at 7900 West 78th Street, Minneapolis, Minnesota, 55439 including, but not limited to, its related organizations, Health Risk Management, Inc., its parent corporation, and HRM Claim Management, Inc. and the Institute for HealthCare Quality, Inc., both of which are wholly-owned subsidiaries of Health Risk Management, Inc. Health Risk Management, Inc., HRM Claim Management, Inc., and the Institute For Healthcare Quality, Inc. are all Minnesota business corporations. Unless otherwise indicated, Pennsylvania HRM, Inc. and its related organizations are collectively referred to hereinafter as "PA HRM".

         2.28 "Primary Care Physician" means a physician who supervises, coordinates and provides initial care and basic medical services as a general or family care practitioner, or in some cases, as an internist or a pediatrician to Covered Members, initiates their referrals for specialist care and maintains continuity of patient care.

         2.29 "Provider" means a physician or physician group, hospital, health professional, vendor or facility who or which delivers health care services.

         2.30 "Specialist Physician" means a physician who provides medical care in any generally accepted medical specialty or sub-specialty.

         2.31 "Regulatory Approval" means any approval or consent by, filing with, or notice to any federal, state, local or other governmental agency or body, or any other type of regulatory body (including without limitation the DOH, DOI and DPW) required with respect to the specified matter by any statute, law, ordinance, regulation, order or rule of any such regulatory body.

         2.32     "State" means the Commonwealth of Pennsylvania.

         2.33 "Term" means the term of this Agreement which shall begin on the Effective Date and continue for a period of five (5) years or until terminated pursuant to Section 8.2 of this Agreement.

         2.34     "Transition Plan" means the plan described in Section 3.10.

3        RESPONSIBILITIES OF OXFORD

         3.1 Contractual Relationships. Oxford, as the licensed HMO and as the party which entered into the HCPH Agreement with the Commonwealth of Pennsylvania, shall have the primary responsibility to maintain its HMO license and the HCPH Agreement with the State and its political subdivisions. Moreover, Oxford shall have the primary responsibility to maintain in good standing its current license and relationships with the DPW, DOI and DOH.

         3.2 Responsibilities As HMO. During the Term, Oxford, as an HMO, shall be responsible for and perform the following services relating to the HC Program.

         3.2(a) Marketing. Oxford shall remain responsible for developing and organizing all marketing efforts, as permitted by the DPW's policies and regulations in the Oxford Service Area in a manner which is generally consistent with the policies and regulations of the DPW and is consistent with the way in which Oxford markets Oxford Plans generally. PA HRM shall reimburse Oxford for the costs of any marketing under this Agreement requested by PA HRM.

         3.2(b) Oxford Marketing Materials. Oxford shall ensure that Oxford Par Providers agree to use only marketing or non-medical informational materials which Oxford provides for purposes of Covered Member interaction. PA HRM shall reimburse Oxford for the costs of any marketing under this Agreement requested by PA HRM.

         3.2(c) Collection of Premiums. Oxford shall be responsible to see that all premiums from DPW with respect to Oxford Plans and riders, if applicable, are handled in accordance with the banking arrangement established by mutual agreement in the Transition Plan.

         3.2(d)   Member Eligibility Verification:  Eligibility List.

                  3.2(d)(i)    Oxford shall have the primary  responsibility for
                               the performance of all enrollment and eligibility functions including providing to or for the benefit of each Covered Member, Oxford enrollment forms, identification cards and plan booklets.
                               The identification card shall be presented by the Covered Member for the purpose of assisting
                               Oxford Par Providers in verifying Covered Member eligibility. In addition, Oxford shall maintain other verification procedures by which PA HRM may confirm the eligibility of Covered Members.

                  3.2(d)(ii)   Oxford  shall  provide  PA HRM with a  record  of
                               Oxford  Covered  Members  who  are  enrolled  for
                               Covered  Services  ("Eligibility  List") promptly
                               upon Oxford's  receipt of such  information  from
                               DPW.  The  Eligibility  List shall be adjusted by
                               Oxford  to  reflect  retroactive   additions  and
                               deletions   in   accordance   with   the   policy
                               established by the DPW.  Oxford  represents  that
                               the  Eligibility  List  provided  to PA HRM is an
                               accurate  reflection of the eligibility status of
                               Covered   Members  based  on   information   then
                               available to Oxford. Both parties agree that the data is first provided to Oxford by the State, and that Oxford shall not be responsible or liable for delays by the State, or for inaccurate data provided by the State.

                  3.2(d)(iii)  Any  Covered  Member who  selects a Primary  Care
                               Physician located outside of the Oxford Service Area shall automatically be transferred out of membership to the extent permitted by DPW rules. Oxford shall notify PA HRM as soon as possible after Oxford learns of any such selection. Such transfer shall be effective on the date of the Covered Member's selection. This section shall not apply to Covered Members who seek emergency treatment outside the Oxford Service Area, or those Covered Members who are properly referred to Specialist Physicians outside the Oxford Service Area.

         3.2(e)   Oxford Plan Administration.

                  3.2(e)(i)    Oxford   shall   be   responsible   for   certain
                               administrative  responsibilities  of  all  Oxford
                               Plans  including such  functions as:  maintaining
                               all required regulatory accountability, grievance
                               procedures, customer relations and run-out claims
                               administration  services for all claims  relating
                               to services incurred prior to the Effective Date,
                               data  entry/electronic  transfer as agreed by the
                               parties, development and distribution of Coverage
                               Certificates,  enrollment  forms,  identification
                               cards  and  other   Covered   Member   materials,
                               development and  distribution of Provider manuals
                               (subject to PA HRM's prior review and opportunity to suggest comments thereon insofar as they relate to the Oxford Plans), and the production of an Oxford Par Provider directory (which shall be subject to PA HRM's reasonable prior review and opportunity to suggest changes therein with respect to the listing of Oxford Providers).

                  3.2(e)(ii)   Oxford  shall  provide  to PA HRM  copies  of all
                               Coverage Certificates, coverage guidelines and procedures, Provider manuals, Oxford Par Provider directories, Oxford Plans promotional materials, and any other documents and materials of a similar nature as PA HRM may reasonably request in connection with the performance of its duties hereunder.

         3.2(f) Regulatory Filings and Compliance. Oxford shall have the primary right and responsibility to perform all regulatory compliance and oversight services, including all filings and documents necessary to obtain the permits, consents, approvals and authorizations of those third parties, administrative agencies and governmental instrumentalities as are necessary. The parties agree that Oxford shall obtain all necessary consents, approvals and authorizations ("Required Approvals"), including, without limitation, obtaining from the DOH, DPW and DOI any necessary approvals of this Agreement and the Oxford Par Provider Agreements This Agreement is expressly contingent upon and shall not be effective unless and until the parties receive all Required Approvals. Oxford and PA HRM recognize that time is of the essence and they shall use Best Efforts in making required regulatory filings and responding to agency requests for information; provided, however, that each party hereby acknowledges and agrees that the time frames in which agencies issue the Required Approvals are not within Oxford's or PA HRM's control. Oxford and PA HRM have heretofore cooperated with the other to the extent reasonably necessary to obtain the Required Approvals and each agrees they will continue to furnish all information reasonably necessary in the future in connection with any statement, application or filing to any administrative agency or governmental instrumentality in connection with this Agreement or the transactions contemplated herein.

         3.2(g) Patient Consents. Oxford shall use its Best Efforts on behalf of PA HRM to obtain, in connection with the enrollment and continuing participation of Covered Members in an Oxford Plan or otherwise, such written consents, releases, and authorizations from all Oxford Members as shall be legally sufficient to enable Oxford to obtain such information as necessary for Oxford to perform the services under this Agreement, and to share such information with PA HRM as provided herein. Both parties shall treat such information confidentially consistent with applicable laws and regulations.

         3.2(h) Reports. Oxford shall maintain primary responsibility for the filing of such reports as may be required of Oxford by any regulatory or accreditation agency having jurisdiction, including DOH, DPW and DOI.

         3.2(i) Statutory Reserve Requirements. Oxford shall have sole responsibility for compliance with all State and DOI financial reserve requirements applicable to Oxford and for maintaining such reserves as are required and necessary to maintain its HMO license in good standing.

         3.2(j) Insolvency Guaranty. Oxford shall have sole responsibility for providing the DOI with its corporate guaranty of the solvency of PA HRM throughout the Term of this Agreement. Oxford's insolvency guaranty shall be in substantially the form of that guaranty attached hereto as Exhibit 1. Oxford shall advise PA HRM of any changes in the insolvency guaranty that are made, for whatever reason, during the Term of this Agreement.

         3.3 Management of Provider Network. Oxford shall maintain responsibility for any revisions to the Oxford Par Provider Agreement and shall entertain, in good faith, reasonable recommendations made by PA HRM relating to proposed revisions.

         3.4      Network Development and other Network Services.

         3.4(a) Oxford shall use its Best Efforts to see that the Oxford Network shall continue to consist of those Oxford Par Providers whose Oxford Par Provider Agreements are identified on that list attached hereto as Exhibit 3.

         3.4(b) A Provider who enters into an Oxford Par Provider Agreement after the Effective Date shall not become or be deemed to be an Oxford Par Provider until such Provider has satisfied the Oxford Credentialing process.

         3.4(c) Oxford and PA HRM acknowledge and agree that Oxford has established, operates and maintains a health service delivery system, quality assurance system, provider relations system, member grievance system and other systems meeting DOH standards, and is directly accountable to the DOH for compliance with the standards and for the provision of high-quality effective care to Covered Members. Nothing in this Agreement shall be construed to in any way limit Oxford's authority or responsibility to timely meet standards or take prompt corrective action to address a quality of care problem, resolve a Covered Member grievance or to comply with a regulatory requirement of the DOH.

         3.5      Credentialing of Oxford Par Providers.

         3.5(a) Oxford shall continue to be responsible for all Credentialing of Oxford Par Providers. PA HRM shall accept all Oxford Par Providers who, in the reasonable judgment of Oxford, meet all of Oxford's applicable Credentialing Criteria. Oxford shall continue to list all Oxford Par Providers in Oxford's Par Provider directories.

         3.5(b) Oxford and PA HRM acknowledge and agree that only those Providers who meet Oxford's Credentialing standards may become Oxford Par Providers and that ultimate authority to accept such Providers for participation or to terminate participation is retained by Oxford. Oxford agrees that PA HRM may select from among the Providers in the Provider Network only those Providers with whom PA HRM wishes to work. PA HRM shall not be obligated to use all Providers under contract to Oxford, but PA HRM may not terminate a Provider's Agreement without Oxford's consent. Oxford agrees that, in its role as the HMO, Oxford will consider recommendations made to it by PA HRM to:
                  (i) accept a Provider for participation or, (ii) terminate a Par Provider from participation, but only to the extent that such recommendation made by PA HRM in that regard would not or could not, in Oxford's reasonable judgment, constitute or lead to a violation or breach of any Applicable Law (including any DOH, DPW or DOI regulation) or any accreditation standard. PA HRM shall not act in any manner to violate the terms of any Oxford Par Provider Agreement. Notwithstanding any other provisions herein to the contrary, Oxford and PA HRM agree that Oxford's pharmacy benefit management agreement with PCS shall be terminated on the Effective Date, subject to all necessary Regulatory Approvals from the State.

         3.6      Medical Records.

         3.6(a)   Oxford  shall  continue  to  require  that  its Par  Providers maintain clear and complete medical records that reflect all health care services rendered to each Oxford Covered Member, in accordance with all applicable statutory and regulatory requirements. Oxford Par Providers shall maintain the confidentiality of information contained in such medical records in compliance with all applicable federal and state laws and regulations regarding the confidentiality of patient records.

         3.6(b) To the extent authorized by Oxford Covered Members and permitted by Applicable Law, Oxford shall make available to PA HRM each Oxford Member's medical record information and shall promptly provide copies of any documents contained therein, if requested, for the purpose of determining eligibility, liability, or appropriate care issues or reviewing payments received by Oxford Par Providers from Covered Members or others on their behalf. Oxford agrees to allow inspection of Oxford Covered Members' records to the extent that such inspection may be required by properly authorized governmental agencies or accrediting agencies.

         3.6(c) Oxford agrees to provide PA HRM and the DOH with access to medical and other records concerning the provision of services to Covered Members by and through Oxford and Oxford Par Providers.

         3.6(d) Oxford Par Providers shall maintain medical and other records for such time periods as required by law or by Oxford's or PA HRM's risk management policies, whichever is longer.

         3.6(e) Oxford and PA HRM agree that any delegation of authority or responsibility for Provider relations, quality assessment, utilization review and other functions by Oxford to PA HRM, shall ultimately be subject to performance monitoring by Oxford and the DOH and is subject to independent validation by Oxford, the DOH or an independent quality review/assessment organization approved by the DOH.

         3.7 Member Complaint and Grievance System. Oxford shall develop, implement and maintain oversight for a complaint and grievance system which provides for informal settlement of Covered Members' complaints and grievances at the lowest administrative level, and a formal process for appeal ("Covered Member Complaint and Grievance System"). The development and implementation of the Covered Member Complaint and Grievance System shall be in complete accordance with the requirements of Oxford's HCPH Agreement.

         3.8 Provider Appeal Procedures. Oxford shall develop, implement and maintain oversight for a Provider complaint and appeals system which provides for informal settlement of Providers' complaints at the lowest level, and a formal process for appeal ("Provider Complaint and Appeal System"). The development and implementation of the Provider Complaint and Appeal System shall be in complete accordance with the requirements of Oxford's HCPH.

         3.9 Member Grievances. Oxford shall use its Best Efforts to ensure that Oxford Par Providers cooperate and abide by the Oxford Covered Member Complaint and Grievance System in resolving any Oxford Covered Member grievances related to the provision of services provided pursuant to this Agreement. Oxford shall notify PA HRM of all Oxford Covered Member complaints brought to the attention of Oxford and/or Oxford Par Providers. Oxford shall notify PA HRM promptly of any action taken or proposed with respect to the resolution of such complaints and the avoidance of similar complaints in the future.

         3.10 Transition Plan. Oxford shall cooperate with PA HRM on the adoption and implementation of a Transition Plan between the execution of this Agreement and the Effective Date. Both parties shall use their Best Efforts in meeting all of the objectives and time frames required or contemplated by the Transition Plan. The Transition Plan shall be in substantially the form of that attached hereto as Exhibit 4 and made a part hereof. As a condition precedent to the adoption of the Transition Plan, Oxford shall provide to PA HRM all material information it has in its possession about the HC Program, including data tapes of the Oxford claims systems and other systems in a mutually acceptable format.

         3.11 Sybase Training. Oxford shall provide PA HRM personnel with reasonable and necessary training on Oxford's Sybase enrollment system as part of the Transition Plan.

         3.12 Acquisition. Oxford shall acquire no more than an aggregate of four (4) percent of the outstanding common shares of stock of Health Risk Management, Inc. ("HRM") without the prior approval of PA HRM's board of directors.

4        RESPONSIBILITIES OF PA HRM

         Beginning on the Effective Date and continuing throughout the Term, PA HRM shall be responsible for and shall perform those network management, claim administration, member services, and medical management services relating to the Oxford Par Providers and Oxford Covered Members as described in this Section 4, and shall provide all systems necessary for such performance.

         4.1      Delivery of Covered Services.

         4.1(a) Beginning on the Effective Date, PA HRM shall assume the full risk and financial responsibility for the medical claim costs associated with the provision of all Covered Services pursuant to this Agreement.

         4.1(b) Oxford Par Providers shall continue to be expected to provide Covered Services as and when required in accordance with general Oxford policies and procedures regarding the provision of Covered Services generally. Oxford Par Providers shall continue to be compensated for the provision of such services in accordance with their Oxford Par Provider Agreement. Oxford shall not have financial responsibility for the cost of any medical services from and after the Effective Date subject to
                  Section 5.

         4.1(c) With respect to the provision of Covered Services pursuant to this Agreement, PA HRM shall, and shall cause each Oxford Par Provider to:

                  4.1(c)(i)Adhere   to   mutually   agreed-upon   policies   and
                           procedures regarding coverage, referrals and preauthorization, use Oxford's referral and other forms, and obtain preauthorization of those Covered Services for which Oxford as preauthorization requirements, unless otherwise specifically approved in writing by Oxford, and to use only selected Oxford ancillary providers, such as radiology, pharmacy or specialized laboratory services unless, with respect to a referral for specific services to a specific Covered Member, written approval to do otherwise is first obtained from Oxford. Notwithstanding this paragraph and any other provision of this Agreement to the contrary, Oxford and PA HRM agree that Oxford's pharmacy benefit management program agreement with PCS shall be terminated on the Effective Date, and PA HRM shall have the authority to enter into a similar agreement with ValueRX for replacement services, subject to all necessary Regulatory Approvals from the State.

                  4.1(c)(ii)   Ensure that the provision of Covered  Services is
                               not   delayed,   reduced,   denied  or  otherwise
                               hindered because of the financial or contractual relationship between PA HRM and Oxford or between Oxford or PA HRM and an Oxford Par Provider.

         4.2      Medical Management; Additional Network Management Services.

         4.2(a) PA HRM shall be responsible for the development and implementation of a medical management program for review of Oxford Covered Services utilizing, at a minimum, the standards of Oxford who shall have oversight responsibility. Standard Oxford medical management services to be performed by PA HRM shall include but are not limited to: Utilization Management, including:
                      Prospective Review
                      Concurrent Review
                      Discharge Planning
                      Retrospective Review
                      Development and Establishment of Clinical Protocols
                      Outcomes Management
                  Quality Assurance Services, including:
                      Development and Monitoring of Quality Management Standards

         4.2(b) In connection with Oxford's quality management programs, PA HRM shall conduct among other activities, surveys of Oxford Members, as contemplated by the HCPH Agreement. PA HRM's utilization management and quality management personnel may visit Oxford Members admitted to or receiving services from Oxford Par Providers and Oxford Non Par Providers and to the extent consented to by the Oxford Member and permitted by Applicable Laws, may inspect and copy, for quality assurance purposes, health records (including medical records) of Oxford Members maintained by Oxford Par Providers.

         4.2(c) In performing its medical management responsibilities, PA HRM shall comply with all standards and requirements of the DOH, NCQA (as applicable to the HCPH Agreement or required under other Oxford programs by the State), and other applicable regulatory or accreditation agencies, as amended from time to time, including but not limited to the confidentiality of medical records. PA HRM also shall be responsible for the development and implementation of a network management program for review and management of the Oxford Provider Network utilizing, at a minimum, the standards of Oxford, who shall have oversight responsibility. Network management services to be performed by PA HRM shall include but not be limited to:
                      Establishment of Provider Reimbursement Methodologies Network Performance Review and Management
                      Network Development and Maintenance
                      Provider Relations
                      Provider Relations and Staff Training

         4.2(d) Development of Performance Criteria. The most current version of HEDIS, or other measurement acceptable to the DPW, shall, where required by the HCPH Agreement, be utilized by Oxford and PA HRM as the minimum performance criteria for the services contemplated in this Agreement. PA HRM shall use its Best Efforts to implement and adhere to such performance criteria to the fullest extent reasonable and within PA HRM's control. The parties shall use standard Member surveys, on a basis not more frequently than quarterly, for the purpose of determining Member satisfaction with the PA HRM services. The parties shall consult from time to time as necessary in order to resolve any issues arising in connection with performance criteria and/or Member satisfaction. PA HRM agrees to meet all HEDIS reporting requirements, if applicable to Medicaid programs or required under other Oxford programs by the State.

         4.2(e) Provider Relations. PA HRM shall assure that provider relations are managed to assure competent operation of the HC Program. PA HRM may select from among the Providers in the Provider Network only those Providers with whom PA HRM wishes to work. PA HRM shall not be obligated to use all Providers under contract to Oxford, but PA HRM may not terminate a Provider's Agreement without Oxford's consent. PA HRM shall not act in any manner to violate the terms of any Oxford Par Provider Agreement. PA HRM shall be authorized to enter into a pharmacy benefit management program agreement with ValueRX on or after the Effective Date to replace the existing agreement with PCS, subject to all required Regulatory Approvals from the State.

         4.3 Member Hold Harmless. PA HRM and Oxford agree that in no event, including without limitation, Oxford's insolvency, PA HRM's insolvency, or breach of this Agreement, shall PA HRM or Oxford bill, charge, collect a deposit from, seek compensation from, or otherwise have any recourse against a Covered Member for Covered Services. This Section 4.3 shall not prohibit collection of Covered Member deductibles or copayments (if permitted under the HC Program) or coordination of benefits, subrogation payments for services other than Covered Services, or other payments by other insurers or plans. PA HRM further agrees that: (i) this provision shall survive the termination of this Agreement regardless of the cause and shall be construed to be for the benefit of Covered Members; and (ii) this provision supersedes any oral or written agreement now existing or hereafter entered into between Oxford and Oxford Par Providers, Covered Members, or persons acting on their behalf. Any modification, additions, or deletions to the provisions of this Section shall become effective on a date no earlier than the later of: (i) 15 days after the DOI, DPW and the DOH have received written notice of such proposed changes; or (ii) the first date on which PA HRM and Oxford have obtained all requisite Regulatory Approvals for such change. The provisions of this Section shall be binding on all Oxford Par Providers, PA HRM and Oxford.

         Each Oxford Par Provider Agreement shall contain a "hold harmless" provision, consistent with the provisions of this Section, to the effect that in no event, including without limitation, the insolvency of Oxford or PA HRM, shall Oxford or PA HRM or any Oxford Par Provider bill, charge, collect a deposit from, or otherwise have any recourse against any Covered Member for payment of Covered Services. The foregoing shall not preclude the collection by Oxford Par Providers of deductibles and copayments or payments for services other than Covered Services from Covered Members as permitted under the applicable Oxford Plan and applicable HC Program provisions.

         4.4      Insurance.

         4.4(a) Stop Loss Insurance. PA HRM shall purchase and maintain in force during the term of this Agreement insurance to cover PA HRM's medical cost aggregate exposure above a level established by the parties from time to time (see Exhibit 2, II, (b)) on a Covered Member per month basis as a percentage of total DPW compensation for the period beginning as of the Effective Date and ending December 31, 1998, and for each calendar year thereafter during the term of this Agreement. This stop loss insurance shall cover PA HRM and Oxford from risk of excess medical costs and will also protect Oxford from losses flowing through PA HRM to Oxford. PA HRM shall notify Oxford immediately if said coverage has terminated or will terminate. Failure to maintain said coverage constitutes a material breach of this Agreement. Such coverage shall be with a carrier acceptable to Oxford. PA HRM shall provide evidence acceptable to Oxford that such coverage will be in force on the Effective Date.

         4.4(b) Professional Liability Insurance. PA HRM will maintain a minimum of $10 million of insurance coverage during the term of this Agreement to cover general and utilization management and claim administration; professional liability and errors and omissions risks. Such coverage shall be with a carrier acceptable to Oxford. PA HRM shall provide evidence acceptable to Oxford that such coverage will be in force on the Effective Date.

         4.5      Data Collection and Reporting.

         4.5(a) PA HRM shall comply with data reporting requirements, including encounter, utilization (including maternity services) and reimbursement methodology required by the DOH. PA HRM shall generate, in a format suitable for submission to appropriate regulatory authorities, all reports necessary to administer and operate the HPCH Agreement.

         4.5(b) PA HRM agrees to collect and provide Oxford with utilization, financial and other data for the purposes of comparative performance analysis of Oxford and PA HRM effectiveness.

         4.6 Processing and Payment of Certain Claims; Reports. PA HRM shall process all Covered Member claims and pay approved claims in accordance with PA HRM claims processing and payment procedures (including PA HRM's share under Sections 5.15, 5.16, 5.17 and 5.18), which procedures shall be subject to Oxford approval and shall comply with all requirements of the HCPH Agreement. PA HRM shall administer and pay all capitated contracts, including but not limited to vision, dental, pharmacy and DME. PA HRM shall produce on behalf of Oxford utilization and cost reports necessary for Oxford to perform services under this Agreement pertaining to Covered Members.

         4.7 Deposit and Disbursement of Funds. PA HRM, shall open and maintain separate bank accounts to administer the funds under this Agreement and shall deposit in such bank accounts all DPW receipts and monies as are required under this Agreement. PA HRM shall pay all expenses and bank charges related to said accounts and shall be entitled to all investment income therefrom.

         4.8 Collection of Coordination of Benefit Amounts. After the Effective Date, PA HRM shall use its Best Efforts to collect on behalf of Oxford amounts due Oxford under coordination of benefits ("COB") or subrogation provisions in Oxford Plans or otherwise, including, but not limited to, workers' compensation, SSI and Medicare.

         4.9 Access; Maintenance of Records. PA HRM shall maintain on behalf of Oxford all necessary and appropriate records relating to this Agreement
(including, without limitation, monthly claims reports and other records relating to claims for Covered Services and other benefits under Oxford Plans) and, subject to Applicable Law (including anti-trust restrictions), Oxford shall have the right to inspect, audit, and duplicate those records upon reasonable notice during regular working hours.

         4.10 Accounting Records. PA HRM, in accordance with the policies, procedures and guidelines established by Oxford, shall direct and maintain on behalf of Oxford suitable accounting records for Oxford and shall cause to be prepared for Oxford financial statements as follows:

         4.10(a) 10 days after the close of each month, a balance sheet and a related statement of revenue and expenses showing the results of PA HRM operations for the preceding month and of the fiscal year to date;

         4.10(b) 90 days after the close of the fiscal year, a balance sheet and related statement of revenue and expenses showing the results of PA HRM's operations during that fiscal year, audited by a mutually acceptable independent certified public accounting firm.

         4.11 Management Information. PA HRM, upon consultation with and at the reasonable direction of Oxford, shall prepare on behalf of Oxford timely management information reports sufficient to support the operations of Oxford and to carry out the terms of this Agreement. PA HRM at the reasonable direction of Oxford, shall design, institute, supervise, and from time to time revise and amend such management and information reports as it prepares. PA HRM shall immediately notify Oxford of any regulatory issues or deficiencies of which it becomes aware.

         4.12 Contractual Undertakings. PA HRM, in accordance with the reasonable policies, procedures and guidelines established by Oxford, shall negotiate and enter into such agreements as it may deem necessary or advisable for the furnishing of office space, personnel, utilities, services, concessions and supplies for the maintenance and operation of PA HRM, including the rendering of the services contemplated by this Agreement.
Oxford shall not be liable for any such undertaking.

         4.13 Premium Allocation. Each month during the Term, PA HRM shall perform any required billings, and allocate all collected premiums between the parties in a manner to be agreed upon and specified in the Transition Plan.

         4.14 Member Services. PA HRM shall assume full responsibility for the member services that are required under the HC Program and Oxford standards and policies.

         4.15 Appeals and Grievances. PA HRM shall cooperate with and assist Oxford in processing and resolving all member appeals pursuant to Oxford's Member Complaint and Grievance System and assume responsibility for the Member Complaint and Grievance System as permitted by Pennsylvania Code.

         4.16 Systems Maintenance and Training. PA HRM shall provide all systems necessary for the delivery of services pursuant to this Agreement, and shall also provide Oxford with any necessary training on PA HRM's enrollment system during the conversion from Oxford's Sybase system.

5        MUTUAL RESPONSIBILITIES OF THE PARTIES

         During the Term, Oxford and PA HRM shall be mutually responsible and perform those services described in this Section 5.

         5.1 Changes and Revisions to Benefit Plan. Initially, the Oxford Covered Services shall consist of those Covered Services described in the Oxford Plans. PA HRM and Oxford may change Oxford's Covered Services during the Term to maintain compliance with Applicable Law or to satisfy Oxford's and PA HRM's mutual objectives, as reasonably necessary due to changes in market conditions or DPW directives. In the event of any such material change which is not appropriately reflected in the premiums related thereto, PA HRM and Oxford will seek to negotiate an adjustment to the payments made pursuant to Exhibit 2.

         To the extent practicable, Oxford shall provide at least 30 days advance written notice to PA HRM of any proposed material changes in Oxford Covered Services or in the copayments or conditions of coverage applicable thereto (but in the case of changes resulting from regulatory filings by Oxford with the DOH, the DPW or the DOI, not later than the date such filing is made). Such changes shall be reflected in the premium rates filed with the DPW for approval in accordance with Sections 5.2 & 5.14 below. In the event of such change in Oxford Covered Services, if either party deems the change to require a modification in the allocation of premiums established pursuant to Section 6 hereof, the party requesting such change shall notify the other party in writing of such request as soon as practicable but in no event later than 30 days after the notice of the proposed change. If no agreement is reached within 60 days after notice of the change, the issue shall be submitted to dispute resolution in accordance with Section 9 below.

         5.2 Premiums. Oxford and PA HRM shall exercise joint responsibility for the bidding, negotiation and establishment of premium rates with the DPW and shall jointly file such premium rates and forms with the DOI and attend to any matters relating thereto or bearing thereon.

         5.3 Regulatory Compliance. Oxford and PA HRM shall be jointly responsible for general, ongoing regulatory compliance with the rules and regulations of the DOI, DPW and DOH, and for compliance with the requirements of the Pennsylvania Secretary of State as such requirements may relate to this Agreement.

         5.4 Regulatory Reporting Requirements. Oxford and PA HRM shall be jointly responsible for compliance with all regulatory reporting requirements, including, but not limited to, those of DOI, DPW and DOH.

         5.5 Network Development and Provider Contracting. Beginning on the Effective Date, Oxford and PA HRM shall be jointly responsible for the continued development and maintenance of the Oxford Network as an appropriate Provider network to timely and efficiently provide Oxford Covered Services to Oxford Covered Members. Oxford and PA HRM shall also be jointly responsible for all provider contracting. Oxford and PA HRM shall use their Best Efforts to appropriately size the Oxford Provider Network as required to maintain Oxford's financial integrity and to provide quality, accessible care to Oxford Covered Members. Oxford and PA HRM shall, at a minimum, maintain the Oxford Network in accordance with joint minimum staffing and composition requirements and the regulatory requirements of the DOH, DPW and the DOI, and HCFA requirements for Medicaid Programs.

         5.6 Provider Contracts. New Oxford Par Provider Agreements entered into with Providers by Oxford and PA HRM shall be in the appropriate (based upon the Provider type) form with only such changes as are approved in advance by PA HRM and Oxford.

         5.7 Annual Budget and Business Plan. Oxford and PA HRM shall have joint responsibility for the preparation (and regulatory filing, if required) of an annual budget for the operation of the Oxford HealthChoices Program. The parties shall also cooperate in the creation and/or revision of a business plan relating to Oxford's HealthChoices Program.

         5.8 Expansion of Oxford's Service Area. Oxford and PA HRM shall review any proposal by either party to extend the Oxford HMO license into new service areas in Pennsylvania. Where PA HRM requests Oxford to extend the existing Oxford service area and Oxford concurs (which shall not be unreasonably withheld), Oxford will use its Best Effort to do so and PA HRM will reimburse Oxford for all reasonable costs associated with such effort, whether or not such effort is ultimately successful.

         5.9 Parties Not Engaged in Practice. Neither PA HRM nor Oxford engages in the performance of medical or hospital services or other types of health care and nothing in this Agreement shall be construed to imply that PA HRM or Oxford have been retained to diagnose or treat Covered Members or are otherwise engaged in the practice of medicine or other professions related thereto. All matters related to such fields shall be the exclusive province of Oxford Par Providers and Oxford Non Par Providers and their respective staffs, agents, and employees. The parties acknowledge and agree that the utilization management services to be provided by PA HRM are not intended to interfere with the physician-patient relationship between Oxford's Par Providers and the Covered Members whom they treat. Recommendations made by PA HRM are not controlling or binding upon Oxford or its Par Providers in reaching decisions concerning the existence or extent of benefit coverage available to Covered Members. Decisions to provide treatment that has not been recommended by PA HRM remain with the attending physician and the Covered Member, and the decision to pay for such treatment remains with Oxford.

         5.10     Employees; Space; Physical Assets.

         5.10(a) Oxford and PA HRM each assume sole responsibility for the hiring, training, and evaluation of, and all other personnel matters (including assignment, removal, reassignment) with respect to, their respective employees including, but not limited to, those employees who are assigned to work in conjunction with the other party's employees/agents.

         5.10(b) PA HRM shall have no obligation to assume the current Oxford Medicaid staff, space or physical assets. However, PA HRM does intend to evaluate the staff of Oxford and its space and physical assets at the outset of this Agreement and reserves the right, subject to Oxford approval, to hire any staff, sublease any space, and purchase any assets that PA HRM deems appropriate to conduct the services covered by this Agreement. Any staff, space or assets not acquired by PA HRM remain the liability of Oxford. In the course of PA HRM's evaluation and staffing, qualified Oxford employees, as reasonably determined by PA HRM, shall be given access to similar positions created as a result of this Agreement.

         5.10(c) During the Term and for one year thereafter, PA HRM and Oxford shall not directly or indirectly employ, or offer or promise to offer or otherwise solicit for employment, or induce the termination of employment of, employees or former employees of the other party hereto or employees or former employees of any Affiliate of such party without such party's prior written consent. This provision shall not apply to PA HRM's retention of some or all of Oxford's Philadelphia staff at the outset of this Agreement, as provided for in Section 5.10(b) above.

         5.11 Confidentiality and Non-Disclosure. The terms of this Agreement, including in particular the provisions hereof regarding compensation, as well as discounts, financial arrangements, and other non-public information and data relating to this Agreement and the transactions contemplated herein are confidential and shall not be disclosed by either party except as required in the performance of this Agreement or as required by law.

         5.12 Compliance with Applicable Law. Both Oxford and PA HRM shall comply with all Applicable Law in the performance of their obligations hereunder. No regulatory order or requirement of the DOI, DOH, or DPW is subject to arbitration between the parties.

         5.13 SERB Program Management. Oxford and PA HRM shall have joint responsibility for the management of the Socially and Economically Restricted Businesses ("SERB") Program established by Oxford and both parties shall work together to satisfy any regulatory compliance requirements or issues.

         5.14  Cooperation;   Representatives   of  the  Parties.   The  parties
acknowledge that the successful implementation of this Agreement and the successful consummation of the transactions contemplated herein are dependent on close cooperation between the personnel of both parties. PA HRM and Oxford shall each appoint a representative to serve as liaison to the other party. PA HRM and Oxford shall not interfere with each other's performance of their respective obligations under this Agreement and shall take all reasonable actions requested by the other party in connection with the transactions contemplated herein.

         5.15 Maternity  Care.  Consistent  with the payment scheme set forth in
Section 8 of Oxford's HCPH Agreement, if a birth or other second or third trimester pregnancy outcome, other than an elective abortion, occurs before the Effective Date, Oxford shall remain responsible for, and pay, the medical claim cost incurred by a Covered Member for inpatient hospital expenses for maternity care, notwithstanding the fact that the maternity care, including the inpatient hospital stay, began prior to the Effective Date of this Agreement but extended beyond the Effective Date. Pursuant to Section 8 of the HCPH Agreement and this Agreement, Oxford shall be entitled to the one-time maternity care payment made by the DPW for each such maternity case.

         Likewise, if the birth or other second or third trimester pregnancy outcome, other than an elective abortion, occurs on or after the Effective Date, PA HRM shall be entitled to the one-time maternity care payment made by the DPW pursuant to Section 8 of the HCPH Agreement for such a maternity case, and PA HRM shall be responsible for, and pay, the medical claim costs incurred by a Covered Member for inpatient hospital expenses for maternity care, notwithstanding the fact that the maternity care, including the inpatient hospital stay, began prior to the Effective Date and extended beyond the Effective Date.

         5.16 Hospital Stays Beginning Before and Ending After the Effective Date. With respect to non-maternity inpatient hospital stays, Oxford shall remain responsible for, and pay the medical claim costs associated with any and all expenses for services which a Covered Member received during that segment of an inpatient hospital stay which precedes the Effective Date, even though such stay extends beyond the Effective Date.

         With respect to non-maternity inpatient hospital stays, PA HRM shall be responsible for, and pay, the medical claim costs associated with any and all expenses for services which a Covered Member receives during that inpatient hospital stay from and after the Effective Date of this Agreement, even though the hospital stay may have begun prior to the Effective Date.

         5.17 Hospital Services Scheduled After the Effective Date. Oxford shall remain responsible for the payment of any and all Covered Services approved by Oxford prior to the Effective Date but scheduled for delivery after the Effective Date, unless such services are reviewed and re-approved by PA HRM prior to the Effective Date, in which case PA HRM shall be responsible for, and pay, the medical claim costs associated with any and all expenses for such re-approved Covered Services from and after the Effective Date. Four (4) weeks prior to the Effective Date, PA HRM shall assign a reviewer(s) to Oxford to approve or to re-approve Medical Necessity determinations on cases where services are scheduled to be delivered after the Effective Date. If PA HRM and Oxford agree on the Medical Necessity determinations for such cases, Oxford shall be relieved of its payment obligations under this paragraph on and after the Effective Date for medical costs relating to such pre-approved cases. Any services Oxford has authorized that extend into the service period for which PA HRM will be responsible will be identified by Oxford on a patient list delivered during the four (4) week period prior to the Effective Date. This is expected to involve such things as prior authorized pregnancies, multiple therapy sessions, transplants to be occurring in the future, etc. The parties will agree to resolve any differences between them regarding Medical Necessity issues.

         5.18 All Other Covered Services. With respect to all other Covered Services not specifically addressed in Sections 5.15, 5.16 and 5.17 above, the parties agree that the Effective Date shall control. Oxford shall be responsible for the payment of all claim costs for any and all expenses relating to Covered Services delivered prior to the Effective Date.

         PA HRM shall be responsible for the payment of all claim costs for any and all expenses relating to Covered Services delivered during the term of this Agreement beginning on the Effective Date.

6        FINANCIAL TERMS AND COMPENSATION

         6.1      COMPENSATION:

         Oxford's and PA HRM's compensation for services after the Effective Date shall be as set forth on Exhibit 2, which is attached hereto and incorporated herein by reference.

7        EXCLUSIVITY

         Oxford engages PA HRM exclusively to provide management services for the HC Program within the Commonwealth of Pennsylvania. During the Term, Oxford shall not contract with any third party to provide management services within Pennsylvania under any of the Oxford Plans without the approval of PA HRM. PA HRM agrees not to contract with the DPW as an HMO during the first two years of this Agreement; provided, however, that PA HRM may contract with DPW during that two-year period for the delivery of services related to non-HMO businesses. Any contract between PA HRM and DPW shall not be grounds for termination of this Agreement. During the term of this Agreement, PA HRM agrees not to become licensed as a Medicare or commercial HMO in the original, (five county) Oxford Service Area.

8        TERM OF AGREEMENT

         8.1 Five (5) years, commencing on the Effective Date. Beginning April 1, 2003, the Agreement will automatically renew for successive twelve (12) month terms, commencing April 1 each calendar year, unless either party gives written notice to the other of its intent to terminate no later than one hundred eighty
(180) days prior to the end of the initial term or any renewal term.

         The parties will mutually agree to proceed each year with the Medicaid business in Pennsylvania. If they agree not to participate, this Agreement will remain in force with no activity.

         8.2      Termination.

         This Agreement shall be terminated upon the occurrence of any of the following events:

         (a) Expiration of the initial term or any renewal term following the proper notice.

         (b) Material adverse change caused by DPW in the contract between Oxford and DPW, which significantly impairs a party's ability to perform its responsibilities under this Agreement between Oxford and PA HRM, or termination of the DPW contract with Oxford. Examples of "material adverse change" are significant decreases in premium (e.g., carve out) or significant increase in covered services.

         (c) A material breach of a material term of this Agreement between PA HRM and Oxford or of the contract between Oxford and DPW, including, but not limited to, termination of that contract due to Oxford's loss of its Pennsylvania HMO license, or due to a material breach caused by PA HRM or Oxford.

         (d) In the event that three percent (3%) of the annual aggregate DPW premium falls below Two Million Five Hundred Thousand Dollars ($2,500,000) in any year during the term of this Agreement.

         (e) The inability of PA HRM to maintain the levels of any of the insurance or reinsurance coverages required by this Agreement.

         (f) Material adverse change in the financial condition of either Oxford or PA HRM. Each party shall notify the other immediately if it appears that it is, or is likely to become, insolvent. Insolvency shall not be eligible for cure, as described below.

         (g) The assignment of this Agreement by PA HRM without the required prior written consent to such assignment by Oxford or its successors or assigns.

         (h)      Nothing  in  this  Agreement   shall   prohibit   Oxford  from
                  terminating all HMO business in Pennsylvania. In the event that Oxford, or its successors or assigns, decides to terminate all of its HMO business in Pennsylvania without selling, assigning or otherwise transferring the same to a third party as permitted under Section 10.1(c) of this Agreement, PA HRM shall have an option to purchase all of the issued and outstanding shares of stock of Oxford Health Plans
                  (PA), Inc. at its then current fair market value upon such terms and conditions as the parties shall then agree upon, provided that PA HRM is not then in default under Sections 8.2(a) through 8.2(g) above. PA HRM's exercise of its purchase option under this Section 8.2(h) shall be subject to all appropriate Regulatory Approvals. If PA HRM chooses not to exercise this option, Oxford, or its successors or assigns, may proceed to terminate the HMO business in Pennsylvania, in which case this Agreement will terminate.

         In the event that either party wishes to terminate this Agreement pursuant to Section 8.2, the parties agree that the following procedures will be followed. The party seeking to terminate must provide written notice of the claimed event of default with sufficient factual detail to permit the other party to clearly identify and investigate the claimed event of default. If the recipient of the notice does not respond within thirty(30) days of the date of notice with a written explanation of cure or a written rebuttal of the claimed event of default, this Agreement will terminate sixty(60) days from the date of the original notice. If such a written explanation of cure or written rebuttal has been provided within the specified period, but such event of default has not been cured within sixty (60) days of the original notice, or, if the breaching party fails to diligently proceed to cure such event of default within a reasonable period of such notice, this Agreement will terminate sixty (60) days from the date of the original notice. Disputes as to the existence of an event of default or the sufficiency of cure shall be submitted for independent third party mediation pursuant to Section 9 below.

         If either party terminates this Agreement pursuant to this Section 8.2, PA HRM shall, upon such termination, provide administrative services to Oxford to administer the services under this Agreement for a period, determined by Oxford, but not to exceed one hundred fifty (150) days, at the rate of $20.00 per Covered Member per month.

         8.3 Post-Termination Treatment Obligation. Notwithstanding any other provision of this Agreement, upon termination of this Agreement, Oxford shall, and shall cause Oxford Par Providers to: (i) continue to provide Covered Services for the duration of the period for which a premium has been paid to Oxford by, or on behalf of, Covered Members; and (ii) cause continued provision of services to Covered Members as Medically Necessary, and, subject to Sections 5.15, 5.16, 5.17 and 5.18. Oxford shall pay for such continued treatment at its then standard payment rates or according to other terms mutually agreed to by the parties.

         8.4 Indemnification. Each party shall indemnify, defend, and hold the other party harmless from and against and in respect of any and all third party claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, that the party to be indemnified shall incur or suffer, which arise, result from, or relate to any negligent acts or omissions or intentional or unlawful misconduct by the indemnifying party, or any of its agents, employees or subcontractors, in the performance of any of its responsibilities, warranties, covenants, or agreements in this Agreement, or in any schedule, certificate, exhibit or other instruments furnished or to be furnished under this Agreement. Oxford shall further indemnify, defend and hold PA HRM harmless from and against any liability or claim arising from the operation of the HC Program prior to the Effective Date.

9        DISPUTE RESOLUTION

         9.1      Disputes Relating to Regulatory Compliance.

         9.1(a) In the event that a dispute or disagreement should arise between Oxford and PA HRM regarding any of the network management, provider management or medical management services being performed by PA HRM pursuant to this Agreement which, in Oxford's judgment, raises compliance issues for Oxford under any Applicable Law or accreditation criteria (such as NCQA standards), Oxford shall notify PA HRM of its concerns, and PA HRM shall have 30 days, or such less time as may then be required by a particular regulatory or accrediting agency, or other governmental body with appropriate authority, to address and resolve the concern(s), to the satisfaction of Oxford or the applicable regulatory or accrediting agency, as the case may be, or Oxford shall have the authority to address and resolve such concern(s) in the name of PA HRM in a manner that satisfies the regulatory or accreditation concerns.

         9.2      Disputes Not Relating to Regulatory Compliance

         9.2(a) Mediation/Arbitration. The parties shall in good faith attempt to resolve any controversy, dispute or disagreement arising out of or relating to this Agreement, or the breach thereof, by negotiation. If any such controversy, dispute or disagreement is not resolved by negotiation within ten (10) days of arising, then that controversy, dispute or disagreement shall be submitted to mediation which shall be conducted in Philadelphia, Pennsylvania in accordance with the rules and procedures for mediation adopted by Endispute or other mediation mutually agreed to by the parties. If the controversy, dispute or disagreement is not resolved by mediation within thirty (30) days of submission to mediation, the parties may mutually agree to submit the controversy, dispute or disagreement to arbitration in accordance with the rules and procedure for arbitration adopted by Endispute. Any arbitration award will be final and binding upon the parties, and a judgment enforcing such award may be entered in any court of competent jurisdiction. If the controversy, dispute, or disagreement is not resolved by mediation and the parties do not agree to submit the matter to arbitration, then the parties shall be entitled to pursue their respective legal and equitable remedies in a court having appropriate jurisdiction. In no event will either party to this Agreement be liable to the other party for special, indirect, incidental, consequential, exemplary or punitive damages which the other party may incur or experience on account of any breach of this Agreement. This provision shall not be interpreted as prohibiting indemnification for such damages incurred by a third party.

         9.2(b) Expenses of Mediation/Arbitration. Except as otherwise may be provided in this Agreement, the expenses of mediation and arbitration, if agreed to, will be borne equally by the parties, provided that each party will bear the cost of its own experts, evidence and attorneys' fees, except that, in the discretion of the arbitrator, any award in arbitration may include attorneys' fees if the arbitrator expressly determines that the party against whom such an award is entered has caused the dispute to be submitted to arbitration in bad faith or as a dilatory tactic. No mediation or arbitration will be commenced after the date when institution of legal or equitable proceedings based upon the same subject matter would be barred by the applicable statute of limitations. Each party will bear its own expenses incurred in pursuing its legal and equitable remedies.

10       MISCELLANEOUS

         10.1     Entire Agreement; Amendment; Assignment.

         10.1(a) This Agreement, including all Exhibits and Schedules hereto, contains the entire agreement between the parties relating to the subject matter herein and all prior proposals, discussions and writings by and between the parties and relating to the subject matter herein are superseded hereby.

         10.1(b) None of the terms of this Agreement may be amended unless such amendment is in writing and signed by all parties hereto, and recites specifically that it is an amendment to the terms of this Agreement. Notwithstanding the foregoing, Exhibits and Schedules hereto may be amended from time to time by either handwritten amendments directly thereon or preparing amended and restated Exhibits or Schedules; provided, however, that no such amendment shall be effective unless and until such handwritten change or restated Exhibit or Schedule has been initialed in writing by an authorized representative of PA HRM and Oxford and a true copy delivered to each of PA HRM and Oxford.

         10.1(c) In the event there is a merger, consolidation or change of control of Oxford, this Agreement shall be assigned to Oxford's successor and this Agreement shall continue to be binding upon and inure to the benefit of PA HRM and Oxford and Oxford's successors and assigns. In addition to the above, in the event Oxford decides to sell or effectively transfer its Pennsylvania HMO business to a third party, which is not an Affiliate, PA HRM shall be given a reasonable opportunity to make a proposal for the purchase of the Pennsylvania HMO or its business, notwithstanding PA HRM's rights in connection with any assignment under this Section 10.1(c), provided that PA HRM is not then in default under Sections 8.2(a) through 8.2(g) of this Agreement. Any such purchase shall be subject to all appropriate Regulatory Approvals. This obligation shall be binding upon Oxford's successors and assigns, as set forth above.

         10.1(d) In the event there is a merger, consolidation or change of control of PA HRM or its parent corporation, Health Risk Management, Inc., this Agreement may be assigned by PA HRM only with the prior written consent of Oxford or its successor, which consent shall not be unreasonably withheld. If Oxford or its successor consents to such an assignment, this Agreement shall continue to be binding upon and inure to the benefit of PA HRM's successor and Oxford or its successor. If Oxford's consent is not obtained for such an assignment, Oxford shall have the option to terminate this Agreement under
                  Section 8.

         10.1(e) No other assignment of this Agreement is permitted without the prior written consent of the non-assigning party. Such consent shall not be unreasonably withheld.

         10.2 Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instruments given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any event of default hereunder or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

         10.3 Severability. In the event that either: (i) a court of competent jurisdiction holds that a particular provision or requirement of this Agreement is in violation of any Applicable Law; or (ii) the parties are definitively advised by the DOH, the DPW, the DOI or other government agency which has jurisdiction that a feature or provision of this Agreement violates laws or regulations over which such department or agency has jurisdiction, then each such provision, feature or requirement shall be fully severable and: (i) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (ii) the remaining provisions hereof shall remain in full force and effect and shall not be affected by the severable provision; and (iii) the parties shall in good faith negotiate and substitute a provision similar in terms to such severable provision as may be possible and still be legal, valid and enforceable.

         10.4 Governing Law. This Agreement is deemed to have been entered into in the Commonwealth of Pennsylvania and its interpretation, its construction, and the remedies for its enforcement or breach are to be applied pursuant to and in accordance with the laws of the Commonwealth of Pennsylvania (excluding the choice of law rules thereof).

         10.5 Headings. Article, section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         10.6 Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier or overnight delivery service), mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, telegram, telex, or facsimile transmission, addressed as follows:

                  If to PA HRM:     Pennsylvania HRM, Inc.
                                    7900 West 78th Street
                                    Minneapolis, Minnesota, 55439
                                    Attn.: Chief Financial Officer


                  If to Oxford:     Oxford Health Plans (PA), Inc.
                                    601 Walnut Street, Suite 900
                                    Independence Square West
                                    Philadelphia, PA 19106
                                    Attn.: Michael Gaffney

         Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answer back being deemed conclusive, but not exclusive, evidence of such delivery or at such time as delivery is refused by the addressee upon presentation.

         10.7 Force Majeure. Neither party shall be held responsible for any delay or failure in performance under this Agreement arising out of any cause beyond its control or without its fault or negligence. Such causes may include, but are not limited to damage or destruction of its equipment, software or data, interruption of communication or computer service, fires, floods, strikes, embargoes, shortages of supplies or raw materials or components or finished goods, acts of God, labor problems, power outages and blackouts, or national disasters.

         10.8 Additional Action and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

         10.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and, subject to Section 10.1 (c)-(e) above, their successors and assigns.

         10.10 Survival. Termination of this Agreement shall not terminate those obligations and rights of the parties that have arisen from performance during the Term, or that by their express terms are intended to survive, and such rights, obligations and provisions shall survive the termination of this Agreement.

         10.11 Construction. Each party hereto hereby acknowledges that it was represented by counsel and participated equally in the drafting and negotiation of this Agreement and that, accordingly, no court construing this Agreement shall construe it more stringently against one party than against the other.

         10.12 Cooperation; Approvals. The parties shall cooperate with each other and their respective affiliates to effectuate the purposes, terms, and conditions of this Agreement. Whenever this Agreement contemplates or requires the consent or approval of a party hereto, such consent or approval shall not be unreasonably withheld or delayed.

         10.13 Execution in Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

         10.14 Facsimile Signatures. Original signatures of the parties hereto on copies of this Agreement, transmitted by facsimile, shall be deemed originals for all purposes hereunder, and such copies shall be binding on the parties hereto.

         10.15 Corporate Authority. The parties represent that the individuals signing this Agreement on behalf of the parties have all requisite corporate authority to execute this Agreement and to bind the respective parties.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed in its name and on its behalf, on the date first indicated above.

Oxford Health Plans (PA), Inc.                   Oxford Health Plans, Inc.


By: /s/ Michael G. Gaffney                       By: /s/ Stephen F. Wiggins
    Michael C. Gaffney                               Stephen F. Wiggins
Title: Pennsylvania CEO                          Title: CEO
Date: February 24, 1998                          Date: February 24, 1998


Pennsylvania HRM, Inc.                           Health Risk Management, Inc.

By: /s/ Gary T. McIlroy, M.D.                    By: /s/ Gary T. McIlroy, M.D.
   Gary T. Mc Ilroy, M.D.                           Gary T. Mc Ilroy, M.D.
Title: President/Secretary                       Title: Chairman/CEO
Date: February 24, 1998                          Date: February 24, 1998

     The following exhibits to the Management Services Agreement are not being filed herewith but will be provided to the Commission upon request:

          Exhibit 1 - Guaranty
          Exhibit 2 - Financial Terms & Compensation
          Exhibit 3 - List of Oxford Par Provider Agreements
          Exhibit 4 - Transition Plan